Exhibit 5.1

Advocaten
Notarissen
Belastingadviseurs

Burgerweeshuispad 201 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775
To Coincheck Group N.V. (the “Issuer”) Nieuwezijds Voorburgwal 162 1012 SJ Amsterdam The Netherlands

Date 31 July 2026		Casper Nagtegaal E casper.nagtegaal@debrauw.com T +31 20 577 1075 F +31 20 577 1775

Our ref.	M45777367/1/20784163

Re:	Legal opinion | Coincheck Group N.V.

Dear Sir/Madam,

The secondary offering of up to 56,447,361 Ordinary Shares

1	Introduction

De Brauw Blackstone Westbroek N.V. (“De Brauw”, “we”, “us” and “our”, as applicable) acts as Dutch legal adviser to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion (including all terms used in it) is to be construed in accordance with Dutch law. It is limited to Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in effect on the date of this opinion and accordingly, we do not express any opinion on other matters such as (i) matters of fact, (ii) the commercial and non-legal aspects of the transactions and transaction documents contemplated by the Registration Statement, and (iii) the correctness of any representation or warranty included in the Registration Statement or in any other transaction document contemplated by the Registration Statement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.
Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

3	Scope of Inquiry

We have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of the Registration Statement.

(b)	A copy of:

(i)	the Incorporation Deed;

(ii)	the Deed of Conversion and Amendment of the Articles of Association; and

(iii)	the Trade Register Extract.

(c)	With respect to the 3iQ Shares, a copy of:

(i)	the 3iQ SPA; and

(ii)	the 3iQ Issue Deed.

(d)	With respect to the KDDI Shares, a copy of:

(i)	the KDDI SSIRA;

(ii)	the KDDI Final Closing Confirmations; and

(iii)	the KDDI Issue Deed.

(e)	A copy of the Corporate Resolutions.

In addition, we have examined such documents, and performed such other investigations, as we considered necessary for the purpose of this opinion. Our examination has been limited to the text of the documents.

In addition, we have obtained the following confirmations on the date of this opinion:

(a)	Confirmation by telephone from the Chamber of Commerce that, as far as the Trade Register is aware, the Trade Register Extract is up to date.

(b)	Confirmation through https://data.europa.eu/data/datasets/consolidated-list-of-persons-groups-and-entities-subject-to-eu-financial-sanctions?locale=en and https://www.rijksoverheid.nl/documenten/rapporten/2015/08/27/nationale-terrorismelijst that the Issuer is not included on any Sanctions List.

(c)	Confirmation through www.rechtspraak.nl, derived from the Insolvency Register (including from the segments for EU registrations and publications about public composition proceedings outside bankruptcy), that the Issuer is not registered as being subject to a Dutch Insolvency or foreign Insolvency Proceedings.

4	Assumptions

We have made the following assumptions:

(a)

(i)	each copy document conforms to the original and each original is genuine and complete;

(ii)	each signature (including each Electronic Signature) is the genuine signature of the individual concerned;

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(iii)	each Electronic Signature is a qualified electronic signature or the signing method used for it is sufficiently reliable; and

(iv)	the Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

(b)	In respect of the Conversion:

(i)	the Incorporation Deed has been validly executed and the Issuer has been validly incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (at that time: Coincheck Group B.V.);

(ii)	the Deed of Conversion and Amendment of the Articles of Association has been validly executed and the Issuer has been validly converted into a Dutch public limited liability company (naamloze vennootschap) as per the execution of the Deed of Conversion and Amendment of the Articles of Association;

(iii)	an Auditor Statement has been issued in connection with and prior to the Conversion, which Auditor Statement was in full force and effect at the time of the Conversion; and

(iv)	each step, resolution, action and/or (other) formality, which is required for the implementation of the Conversion has been validly taken or complied with and sufficed for the implementation of the Conversion.

(c)	Each Corporate Resolution:

(i)	has been duly adopted and remains in force without modification; and

(ii)	complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

(d)	At the time of the issuance of the 3iQ Shares:

(i)	each of the 3iQ SPA and the 3iQ Issue Deed had been validly executed and had been in full force and effect;

(ii)	the Issuer’s authorized share capital was sufficient to allow for the issuance of the 3iQ Shares;

(iii)	the 3iQ Shares were:

(A)	issued in accordance with the 3iQ Issue Deed and in the form and manner as required under the Articles of Association as they read at the time of the issuance of the 3iQ Shares; and

(B)	otherwise offered to, issued to and accepted by the 3iQ Subscribers in accordance with the 3iQ Issue Deed and all applicable laws (including, for the avoidance of doubt, Dutch law);

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(iv)	each of the 3iQ SPA and the 3iQ Issue Deed was valid and binding on and enforceable under Dutch law against each party to it;

(v)	the issuance of the 3iQ Shares had been validly authorized and any pre-emptive rights in respect of the issuance of the 3iQ Shares had been validly excluded (a) under the Authorizations and (b) in accordance with the Articles of Association as they read at the time of the Authorizations and the issuance of the 3iQ Shares;

(vi)	the aggregate number of 3iQ Shares did not exceed the number of Ordinary Shares available for issue under the Authorizations; and

(vii)	the nominal value of each 3iQ Share and agreed share premium had been validly paid.

(e)	At the time of the issuance of the KDDI Shares:

(i)	each of the KDDI SSIRA and the KDDI Issue Deed had been validly executed and had been in full force and effect;

(ii)	the Issuer had received the KDDI Subscription Price and the KDDI Final Closing Confirmations had been validly executed;

(iii)	the Issuer’s authorized share capital was sufficient to allow for the issuance of the KDDI Shares;

(iv)	the KDDI Shares were:

(A)	issued in accordance with the KDDI Issue Deed and in the form and manner as required under the Articles of Association as they read at the time of the issuance of the KDDI Shares; and

(B)	otherwise offered to, issued to and accepted by KDDI in accordance with the KDDI Issue Deed and all applicable laws (including, for the avoidance of doubt, Dutch law);

(v)	each of the KDDI SSIRA and the KDDI Issue Deed was valid and binding on and enforceable under Dutch law against each party to it;

(vi)	the issuance of the KDDI Shares had been validly authorized and any pre-emptive rights in respect of the issuance of the KDDI Shares had been validly excluded (a) under the Authorizations and (b) in accordance with the Articles of Association as they read at the time of the Authorizations and the issuance of the KDDI Shares; and

(vii)	the aggregate number of KDDI Shares did not exceed the number of Ordinary Shares available for issue under the Authorizations.

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5	Opinion

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4, we are of the following opinion:

(a)	the Issuer has been incorporated, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), and exists as a public limited liability company (naamloze vennootschap); and

(b)	the Registration Shares have been validly issued and are fully paid and nonassessable[1].

6	Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or Preventive Restructuring Processes, (b) rules relating to foreign (i) insolvency proceedings (including foreign Insolvency Proceedings), (ii) arrangement or compromise of obligations or (iii) preventive restructuring frameworks, (c) other rules regulating conflicts between rights of creditors, or (d) intervention and other measures in relation to financial enterprises or their affiliated entities.

(b)

(i)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(ii)	A confirmation from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

(c)	We do not express any opinion on (i) tax matters, (ii) anti-trust, state-aid or competition laws, (iii) financial assistance, (iv) sanctions laws, (v) in rem matters, and (vi) any laws that we, having exercised customary professional diligence, could not be reasonably expected to recognise as being applicable to the Issuer, the transactions and/or the transaction documents contemplated by the Registration Statement.

7	Reliance

(a)	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement.

[1]	In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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(b)	Each person accepting this opinion agrees, in so accepting, that:

(i)	only De Brauw (and not any other person) will have any liability in connection with this opinion;

(ii)	the agreement in this paragraph 7 and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and the Dutch courts will have exclusive jurisdiction to settle any dispute relating to them;

(iii)	this opinion may be signed with an Electronic Signature. This has the same effect as if signed with a handwritten signature; and

(iv)	this opinion (including the agreements in this paragraph 7) does not make the persons accepting this opinion clients of De Brauw.

(c)	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion under the caption “Legal Matters” in the Prospectus.

The previous sentence is no admittance from us that we are in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

(signature page follows)

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Yours faithfully, De Brauw Blackstone Westbroek N.V.

/s/ Casper Nagtegaal
Casper Nagtegaal Notaris

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Annex 1 – Definitions

In this opinion:

“3iQ” means 3iQ Digital Holdings Inc., a company under the federal laws of Canada.

“3iQ Issue Deed” means the private deed of issue pursuant to which an Authorized Person determined that the number of 3iQ Shares amounts to 27,910,845 Ordinary Shares and pursuant to which the Issuer issued the 3iQ Shares to the 3iQ Subscribers.

“3iQ Resolutions” means each of:

(a)	the written resolution of the non-executive directors of the Issuer entitled to vote (the “Non-Conflicted NEDs”) adopted on 22 December 2025, pursuant to which the Non-Conflicted NEDs resolved (i) that several members of the Board have a conflict of interest concerning the 3iQ Transaction and (ii) to propose to the Board to establish the Special Committee;

(b)	the written resolution of the members of the Board entitled to vote (the “Non-Conflicted Directors”) adopted on 23 December 2025, pursuant to which, among other things, the Non-Conflicted Directors resolved to establish the Special Committee;

(c)	the resolutions of the Special Committee set out in the minutes of its meetings held on 5 January 2026 and 6 January 2026, including the resolution to propose to the Board that the Issuer enters into the 3iQ Transaction and proceeds with closing of the 3iQ Transaction subject to completion of confirmatory due diligence and satisfaction of closing conditions as set forth in the 3iQ SPA;

(d)	the resolutions of the Issuer’s audit committee set out in the minutes of its meeting held on 7 January 2026, including the resolution to approve that the Issuer enters into the 3iQ Transaction;

(e)	the resolutions of the Board set out in the minutes of its meeting held on 7 January 2026, pursuant to which, among other things, the Non-Conflicted Directors resolved to:

(i)	enter into the 3iQ Transaction; and

(ii)	issue up to 28,000,000 Ordinary Shares, with the exact number of Ordinary Shares to be determined at the discretion of an Authorized Person, to the 3iQ Subscribers and exclude the pre-emptive rights for shareholders in respect thereof, all in accordance with the Authorizations;

(f)	means the written resolution of the Special Committee adopted on 26 February 2026, pursuant to which the Special Committee resolved to propose to the Board (i) not to invoke the Issuer’s termination right in respect of confirmatory due diligence pursuant to the 3iQ SPA and (ii) that the Issuer proceeds with completion of the 3iQ Transaction; and

(g)	the written resolution of the Board adopted on 27 February 2026, pursuant to which the Non-Conflicted Directors resolved (i) not to invoke the Issuer’s termination right in respect of confirmatory due diligence pursuant to the 3iQ SPA and (ii) that the Issuer proceeds with completion of the 3iQ Transaction.

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“3iQ Shares” means the 27,910,845 Ordinary Shares issued by the Issuer to the 3iQ Subscribers pursuant to the 3iQ Issue Deed.

“3iQ SPA” means the sale and purchase agreement in relation to the 3iQ Transaction.

“3iQ Subscribers” means the “Subscribers” as defined in the 3iQ Issue Deed.

“3iQ Transaction” means the acquisition by the Issuer of all issued and outstanding shares in the share capital of Ontario and 380,528 Class B common shares in the share capital of 3iQ.

“Articles of Association” means the articles of association of the Issuer as they read as from the Conversion, unless otherwise specified.

“Auditor Statement” means a statement within the meaning of article 2:72(1) of the Dutch Civil Code, issued by an auditor within the meaning of article 2:393(1) of the Dutch Civil Code.

“Authorizations” means the Authorizations as defined in the definition of “General Meeting Resolution” in this legal opinion.

“Authorized Officer” means each of the Executive Chairperson, the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer of the Issuer.

“Authorized Person” means each of the Chief Executive Officer, the Chief Legal Officer and the Chief Financial Officer of the Issuer.

“Board” means the board of directors of the Issuer.

“Conversion” means the conversion whereby, as of 10 December 2024, the Issuer has been converted from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) into a Dutch public limited liability company (naamloze vennootschap) and its articles of association have been amended in accordance with the Deed of Conversion and Amendment of the Articles of Association.

“Corporate Resolutions” means the General Meeting Resolution, the 3iQ Resolutions and the KDDI Resolution.

“De Brauw” means De Brauw Blackstone Westbroek N.V. and “we”, “us” and “our” are to be construed accordingly.

“Deed of Conversion and Amendment of the Articles of Association” means the Dutch notarial deed of conversion and amendment of the articles of association of the Issuer to implement the Conversion.

“Dutch Civil Code” means the Dutch civil code (Burgerlijk Wetboek).

“Dutch Insolvency” means bankruptcy (faillissement), suspension of payments (surseance van betaling) or restructuring proceedings outside bankruptcy (akkoordprocedures buiten faillissement).

“Dutch law” means the law directly applicable in the Netherlands.

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“eIDAS Regulation” means the Regulation (EU) 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing directive 1999/93/EC.

“Electronic Signature” means any electronic signature (elektronische handtekening), any advanced electronic signature (geavanceerde elektronische handtekening) and any qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of Article 3 of the eIDAS Regulation and Article 3:15a of the Dutch Civil Code.

“Final Closing Confirmation” has the meaning ascribed thereto in the SSIRA.

“General Meeting” means the general meeting of the Issuer.

“General Meeting Resolution” means the resolutions of the General Meeting set out in the minutes of its meeting held on 23 September 2025, including the resolutions to irrevocably authorize the Board, effective for a period of eighteen months starting 23 September 2025, to: (i) issue Ordinary Shares and/or grant rights to subscribe for Ordinary Shares up to a maximum of 73,000,000 Ordinary Shares (this authorization the “Issue Authorization”) and (ii) restrict or exclude pre-emptive rights accruing to shareholders in connection with issuances of Ordinary Shares and/or grants of rights to subscribe for Ordinary Shares pursuant to the Issue Authorization (together with the Issue Authorization, the “Authorizations”).

“Incorporation Deed” means the deed of incorporation, dated as of 18 February 2022, pursuant to which the Issuer was incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), as provided by the Chamber of Commerce (Kamer van Koophandel).

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Insolvency Register” means (a) the Dutch online central insolvency register (Centraal Insolventieregister) and (b) the segment for EU registrations (EU-registraties) of the Dutch central insolvency register.

“Issue Authorization” means the Issue Authorization as defined in the definition of “General Meeting Resolution” in this legal opinion.

“Issuer” means (a) prior to the consummation of the Conversion, Coincheck Group B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), organized under Dutch law, with seat in Amsterdam, Trade Register number 85546283, and (b) from and after the consummation of the Conversion, Coincheck Group N.V., a public limited liability company (naamloze vennootschap) organized under Dutch law, with seat in Amsterdam, the Netherlands. Any references to the Issuer in this opinion shall be deemed to refer to clauses (a) or (b) as the context may require.

“KDDI” means KDDI Corporation, a Japanese joint stock company (kabushiki kaisha) incorporated under the laws of Japan.

“KDDI Final Closing Confirmations” means the Final Closing Confirmation of the Issuer and the Final Closing Confirmation of KDDI in connection with the KDDI Transaction.

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“KDDI Issue Deed” means the private deed of issue pursuant to which an Authorized Officer determined that the number of KDDI Shares amounts to 28,536,516 Ordinary Shares and pursuant to which the Issuer issued the KDDI Shares to KDDI.

“KDDI Resolution” means the resolutions of the Board set out in the minutes of its meeting held on 10 May 2026, pursuant to which, among other things, the Board resolved to:

(a)	enter into the KDDI Transaction subject to the final approval of the Issuer’s Executive Chairperson, such approval to be conclusively evidenced by the execution and delivery of the KDDI Transaction Documents;

(b)	issue Ordinary Shares, with the exact number of Ordinary Shares to be determined at the discretion of an Authorized Officer, to KDDI and exclude all pre-emptive rights in connection therewith, all in accordance with the Authorizations; and

(c)	consent to payment on the Ordinary Shares to be issued in United States Dollars in accordance with article 3.3.4 of the Articles of Association and file a declaration as referred to in article 2:93a(2) of the Dutch Civil Code with the Trade Register of the Chamber of Commerce (Kamer van Koophandel).

“KDDI Shares” means the 28,536,516 Ordinary Shares issued by the Issuer to KDDI pursuant to the KDDI Issue Deed.

“KDDI SSIRA” means the share subscription and investor rights agreement, dated 12 May 2026, in relation to the KDDI Transaction.

“KDDI Subscription Price” means the “Aggregate Subscription Price” as defined in the KDDI Issue Deed.

“KDDI Transaction” means the subscription by KDDI for the KDDI Shares.

“KDDI Transaction Documents” means the “Transaction Documents” as defined in the KDDI Resolution.

“Non-Conflicted Directors” means the Non-Conflicted Directors as defined in the definition of “3iQ Resolutions” in this legal opinion.

“Non-Conflicted NEDs” means the Non-Conflicted NEDs as defined in the definition of “3iQ Resolutions” in this legal opinion.

“Ontario” means 1000745629 Ontario Inc., a corporation under the laws of the province of Ontario, Canada.

“Ordinary Share” means an ordinary share (gewoon aandeel) with a nominal value of EUR 0.01 in the capital of the Issuer.

“Preventive Restructuring Processes” means public and/or undisclosed preventive restructuring processes within the meaning of the Dutch Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord).

“Prospectus” means the prospectus as included in the Registration Statement.

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“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means the 3iQ Shares and the KDDI Shares.

“Registration Statement” means the registration statement on Form F-3 originally filed with the SEC on 31 July 2026, as subsequently amended and supplemented, under the Securities Act, in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).

“Sanctions List” means each of:

(a)	the consolidated list of persons, groups and entities subject to EU financial sanctions; and

(b)	the National sanction list terrorism (Nationale sanctielijst terrorisme).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Special Committee” means an ad-hoc committee of the Issuer which was tasked to:

(a)	ensure that the decision-making process concerning the 3iQ Transaction was not influenced by any conflict of interest;

(b)	supervise the process concerning the 3iQ Transaction and prepare the Board’s decision making on the Transaction;

(c)	where appropriate, be involved in discussions concerning the 3iQ Transaction; and

(d)	keep the other Non-Conflicted NEDs informed of the 3iQ Transaction.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce (Kamer van Koophandel) and dated as of the date of this opinion.

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